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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 15, 2003

Pennsylvania Real Estate Investment Trust
(Exact Name of Registrant as Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	1-6300 (Commission File Number)	23-6216339 (IRS Employer Identification No.)
The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania 19102 (Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (215) 875-0700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

        On May 14, 2003, Pennsylvania Real Estate Investment Trust and Crown American Realty Trust, which we refer to as Crown, jointly announced that PREIT, PREIT Associates, L.P., a limited partnership of which PREIT is the sole general partner, which we refer to as PREIT Partnership, Crown and Crown American Properties, L.P., a limited partnership of which Crown is the sole general partner, which we refer to as Crown Partnership, entered into a merger agreement providing for the merger of Crown with and into PREIT.

        If the merger and the transactions contemplated by the merger agreement are completed, then:

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  PREIT will issue 0.3589 PREIT common shares for each outstanding Crown share in a tax-free, share-for-share transaction;
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  PREIT will issue one newly-created PREIT 11% non-convertible senior preferred share for each outstanding Crown preferred share;
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  PREIT Partnership will issue 0.2053 PREIT Partnership units for each outstanding Crown Partnership OP unit; and
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  PREIT will issue replacement options or warrants to purchase a number of PREIT common shares equal to the number of Crown common shares or Crown Partnership units that could have been purchased under the Crown options or warrants multiplied by 0.3589 and the exercise price of each such replacement option or warrant will be equal to the exercise price of the original option or warrant divided by 0.3589.

        The merger and the related transactions contemplated by the merger agreement will require the approval of:

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  a majority of the votes cast at the special meeting of PREIT common shareholders who are entitled to vote on the merger;
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  a specified number of holders of outstanding PREIT Partnership units who are entitled to vote on the merger. The votes of the holders of PREIT Partnership units who are entitled to vote on the merger will be considered together with the PREIT common shareholders as a single class. The exact number of required affirmative votes by such holders will depend on the number of affirmative votes received from the holders of PREIT common shares at the PREIT special meeting;
  •
  a majority of the outstanding Crown common shares; and
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  Crown Investments Trust and Crown American Investment Company, as limited partners of Crown Partnership, which have agreed to vote in favor of the merger.

        The merger and the related transactions contemplated by the merger agreement also are subject to the consent of certain lenders of both parties as well as other customary closing conditions.

        On August 13, 2003, PREIT filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (File No.333-107902), providing for registration under the Securities Act of 1933, as amended, of the securities of PREIT to be issued by PREIT as consideration in the merger. We currently expect the merger to close in the fourth quarter of 2003. However, as described in the cautionary language below, we cannot provide any assurances that the merger and the related transactions contemplated by the merger agreement will be consummated on the timing we currently anticipate or at all.

        PREIT hereby incorporates by reference information relating to Crown and the proposed merger with Crown contained in each of the following documents, which are attached hereto as exhibits:

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  the annual report on Form 10-K of Crown for the fiscal year ended December 31, 2002 filed by Crown on March 31, 2003 (Exhibit 99.1);
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  Amendment No. 1 to the annual report on Form 10-K/A of Crown for the fiscal year ended December 31, 2002 filed by Crown on April 22, 2003 (Exhibit 99.2);

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  the quarterly report on Form 10-Q of Crown for the quarter ended March 31, 2003 filed by Crown on May 15, 2003 (Exhibit 99.3);
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  the report on Form 8-K of Crown filed by Crown on June 19, 2003 (Exhibit 99.4);
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  the quarterly report on Form 10-Q of Crown for the quarter ended June 30, 2003 filed by Crown on August 14, 2003 (Exhibit 99.5); and
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  unaudited pro forma condensed consolidated financial statements of PREIT and the notes thereto (Exhibit 99.6).

        PREIT also is providing below disclosure relating to certain risks in connection with PREIT's merger with Crown and the material U.S. federal income tax considerations relating to the taxation of PREIT as a real estate investment trust for federal income tax purposes and the ownership and disposition of PREIT common shares. The description of federal income tax considerations to PREIT shareholders below replaces and supersedes prior descriptions of the federal income tax treatment of PREIT and its shareholders to the extent that they are inconsistent with the description contained in this current report on Form 8-K.

RISKS REGARDING OUR MERGER WITH CROWN AMERICAN REALTY TRUST

Crown common shareholders may receive PREIT common shares in the merger with a market value lower or higher than expected.

        Crown common shareholders will receive 0.3589 PREIT common shares in the merger for each Crown common share they own at the time of the closing of the merger. The market price of PREIT common shares at the time of the merger closing may vary significantly from the price on the date of the merger agreement signing or from the price on either the date of this joint proxy statement/prospectus or the date of the PREIT and Crown special meetings. These price variations may arise due to, among other things, changes in the business, operations, financial condition and prospects of PREIT, market assessments of the likelihood that the merger will be completed and the timing of its completion, demand for retail space in the Mid-Atlantic region and other markets, the financial condition of current or prospective tenants, interest rates, general market and economic conditions, factors affecting the retail industry in general and other factors. During the 12-month period ending on August 1, 2003, the closing price per share of PREIT common shares varied from a low of $23.80 to a high of $32.15 and ended that period at $31.95. Historical trading prices are not necessarily indicative of future performance.

        The exchange ratio for Crown common shares to be converted into PREIT common shares in the merger was fixed at the time of the signing of the merger agreement and will not be adjusted based on changes in the trading price of PREIT common shares or Crown common shares before the closing of the merger. The merger agreement does not provide Crown or PREIT the right to terminate the merger agreement based upon fluctuations in the market price of PREIT common shares. Accordingly, increases in the market price of the PREIT common shares when compared with the market price at the time the merger agreement was signed could cause the total value of the consideration to be paid by PREIT to Crown common shareholders in the merger to be higher than expected, resulting in PREIT effectively paying a higher than expected amount in the merger. Alternatively, decreases in the market price of PREIT common shares when compared with the market price at the time the merger agreement was signed could cause Crown common shareholders to receive PREIT common shares in the merger with a market value lower than expected.

The operations of PREIT and Crown may not be integrated successfully and intended benefits of the merger may not be realized, which could materially harm the combined company's operating results and financial condition.

        The merger involves the integration of two large and complex real estate businesses that currently operate independently. PREIT has retained the services of Generative Leadership Group and

PricewaterhouseCoopers, LLP to assist with the integration of the Crown assets and personnel. In addition, PREIT recently acquired six shopping malls from The Rouse Company, which also must be integrated into PREIT's existing operations. Following the merger and the related transactions, the gross leasable area of PREIT owned, managed or leased retail properties will be approximately 113% higher than it was prior to the Rouse shopping mall acquisition. PREIT also recently completed the sale of 17 of the 19 properties in its multifamily portfolio and entered into agreements to sell its interests in the remaining two properties in connection with its strategic transformation to a retail company.

        The integration efforts required in connection with the merger and the Rouse shopping mall acquisition, together with PREIT's continuing efforts to transform its strategic focus to ownership of retail properties, are substantial and may cause disruptions in PREIT's operations and divert management's attention away from day-to-day operations, which could impair PREIT's relationships with its current tenants and employees. In addition, the Crown merger poses specific risks for the ongoing operations of PREIT following completion of the merger, including that:

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  PREIT may not achieve the expected operating efficiencies, value-creation potential, economies of scale or other benefits;
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  PREIT may not have adequate financial, personnel and other resources to successfully handle its substantially increased operations;
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  PREIT may not be successful in leasing space in Crown properties acquired in the merger;
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  PREIT may not be able to successfully take advantage of or maintain Crown's relationships with tenants, in particular if key personnel of Crown with longstanding relationships with Crown tenants terminate their employment or are terminated in connection with the merger;
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  the combined portfolio may not perform at the level PREIT anticipates;
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  PREIT may experience difficulties and incur unforeseen expenses in connection with assimilating and retaining Crown employees and assimilating Crown's business and properties; and
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  PREIT may experience problems and incur unforeseen expenses in connection with upgrading and expanding its systems and processes required as a result of the Rouse acquisition and the Crown merger.

        If PREIT fails to integrate successfully Crown and/or fails to realize the intended benefits of the merger, PREIT's operating results and financial condition following completion of the merger may be materially harmed.

PREIT's operating performance may be adversely affected following the merger if PREIT chooses not to sell specified assets acquired in the merger.

        As a result of the merger, PREIT will acquire six Crown properties which have occupancy rates and sales volume substantially lower than that of the remainder of Crown's properties being acquired in the merger. As of March 31, 2003, these six non-core assets had an in-line occupancy rate of approximately 76.1% with in-line sales volume of approximately $217 per square foot. The remaining 20 Crown wholly-owned malls had an in-line occupancy rate of approximately 93.0% with in-line sales volume of approximately $286 per square foot as of March 31, 2003. After the merger, PREIT intends to pursue the reposition and potential disposition of these properties. PREIT currently expects to make investments in some of these properties in order to reposition them for potential sale. However, PREIT cannot predict whether it will be able to sell any property for the price or on the terms set by PREIT. PREIT also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. In addition, whether or not PREIT ultimately sells these properties, it may not recover its investment in these properties, which could harm its financial condition.

Crown's outstanding debt obligations could materially adversely affect PREIT's future financial condition and operating results.

        As of March 31, 2003, Crown had approximately $753.7 million in total debt outstanding, all of which was secured by its real estate assets and $172.5 million of which was subject to variable interest rates. This excludes Crown's pro rata portion of the $18.6 million of outstanding debt on the Palmer Park Mall Venture, a joint venture between PREIT and Crown which holds title to the Palmer Park Mall. As part of the merger, PREIT will assume the debt of Crown, which will increase PREIT's debt to total market capitalization from 57.6% to 60.4%. While PREIT currently expects to repay a portion of Crown's outstanding debt with proceeds from additional debt financings which PREIT is currently negotiating with prospective lenders, we cannot assure you that PREIT can obtain additional debt financings on favorable terms, if at all. Following the merger, PREIT will also be obligated to pay a quarterly dividend to the holders of the newly issued PREIT 11% preferred shares of $1.375 per share. PREIT's increased leverage as a result of the Crown merger could have negative consequences to PREIT shareholders, including:

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  requiring PREIT to use a significant portion of its cash flow from operations to make interest and principal payments on debt rather than for other purposes such as working capital, capital expenditures or dividends;
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  harming PREIT's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes;
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  limiting PREIT's flexibility to plan for or react to changes in business and economic conditions; and
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  making PREIT more vulnerable to a downturn in its business or the economy generally.

        As a result of these debt obligations, PREIT may not have sufficient cash flow from operations to meet required payments of principal and interest, pay distributions on its securities at the recently announced increased rates, which could affect its ability to qualify as a REIT, or make necessary investments in new business initiatives, including investments necessary to reposition the six non-core Crown assets for sale.

        PREIT's ability to refinance Crown's debt may be adversely affected by increases in interest rates. In addition, higher interest rates would increase PREIT's interest expense under the variable interest rate debt assumed from Crown.

PREIT or Crown may incur substantial expenses and payments if the merger does not occur, which could materially harm their financial condition and discourage other potential acquirors of Crown which might otherwise be desirable to Crown's shareholders.

        PREIT and Crown have already incurred substantial expenses in connection with the merger. Neither PREIT nor Crown can assure you that the merger will be consummated. The merger agreement provides for Crown or PREIT to pay a termination fee of $20 million if the merger agreement is terminated by Crown or PREIT under specified circumstances. The merger agreement also provides for Crown or PREIT to pay termination expenses of $7 million if the merger agreement is terminated by Crown or PREIT under specified circumstances or $3.5 million if the merger agreement is terminated under other specified circumstances. Any of these payment obligations could materially harm the financial condition of the company incurring the payment obligations.

        The $20 million termination fee represents approximately 1.53% of the approximate $1.304 billion market capitalization of Crown and approximately 1.26% of the approximate $1.592 billion market capitalization of PREIT at the time of signing of the merger agreement. This $20 million termination fee may discourage some third party proposals to acquire Crown that Crown shareholders may otherwise find desirable to the extent that a potential acquiror would not be willing to assume the $20 million termination fee. The $20 million termination fee also could adversely affect the ability of

PREIT to engage in another transaction that did not include the Crown merger if PREIT incurred such payment obligation upon a termination.

After the merger, Mark E. Pasquerilla will exercise influence over PREIT and may delay, defer or prevent PREIT from taking actions that would be beneficial to its shareholders.

        Prior to the merger, no shareholder of PREIT owned more than 5% of PREIT's outstanding common shares on a fully diluted basis assuming the redemption of PREIT Partnership Units for PREIT common shares. Following the merger, Mark E. Pasquerilla and his affiliates will own approximately 7.3% of PREIT's outstanding common shares on a fully diluted basis assuming the redemption of PREIT Partnership Units for PREIT common shares. Mr. Pasquerilla also will become a member of the board of trustees. Accordingly, Mr. Pasquerilla may be able to exercise influence over the outcome of certain matters such as decisions relating to the election of the board of trustees and the determination of PREIT's day to day corporate and management policies, and possibly over the outcome of any proposed merger or consolidation of PREIT. Mr. Pasquerilla's ownership interest in PREIT may discourage third parties from seeking to acquire control of PREIT which may adversely affect the market price of PREIT's common shares. As a condition to the merger, Mr. Pasquerilla and certain of his affiliates will enter into a standstill agreement which would limit their rights in connection with, among other things, a proposed change in control of PREIT. However, we cannot assure you that Mr. Pasquerilla and his affiliates will abide by the terms of the standstill agreement, and the standstill agreement will not prevent Mr. Pasquerilla from voting his shares or taking other actions with respect to matters not covered by the standstill agreement.

PREIT could be disqualified as a REIT or have to pay taxes if Crown does not qualify as a REIT at the time of the merger.

        If Crown failed to qualify as a REIT at the time of the merger, PREIT may have undistributed "C corporation earnings and profits." If that occurred and Crown did not distribute the earnings and profits prior to the merger transaction, PREIT may not qualify as a REIT. In addition, PREIT might be liable for taxes owed by Crown as a result of its failure to qualify as a REIT for years prior to the merger. Further, if Crown did not qualify as a REIT at the time of the merger, PREIT may be precluded from electing REIT status for up to four years after the year in which Crown first failed to qualify if PREIT was determined to be a "successor" to Crown. Finally, if Crown did not qualify as a REIT at the time of the merger, PREIT would be required to pay corporate income tax on any gain existing at the time of the merger transaction on assets acquired in the transaction if those assets are sold within ten years after the transaction. This would be the case even though the merger is expected to qualify as a "tax-free reorganization." While PREIT will receive an opinion from Reed Smith LLP that Crown qualifies as a REIT at the time of the merger, this opinion will not be binding on courts or the Internal Revenue Service.

Recent change in taxation of corporate dividends may adversely affect the value of PREIT's shares.

        President Bush signed the Jobs and Growth Tax Relief Reconciliation Act of 2003 into law on May 28, 2003. The Jobs and Growth Tax Act, among other things, generally reduces to 15% the maximum marginal rate of federal tax payable by individuals on dividends received from a regular C corporation. This reduced tax rate, however, will not apply to dividends paid to individuals by a REIT on its shares except for certain limited amounts. The earnings of a REIT that are distributed to its shareholders will still generally be subject to less federal income taxation than earnings of a non-REIT C corporation that are distributed to its shareholders net of corporate-level income tax. The Jobs Growth Tax Act, however, could cause individual investors to view shares of regular C corporations as more attractive relative to shares of REITs than was the case prior to the enactment of the legislation because the dividends from regular C corporations will generally be taxed at a lower rate while dividends from REITs will generally be taxed at the same rate. PREIT cannot predict what effect, if any, the enactment of this legislation may have on the value of its common shares, either in terms of price or relative to other investments.

FEDERAL INCOME TAX CONSIDERATIONS TO PREIT SHAREHOLDERS

        The following discussion summarizes the federal income tax considerations that may be material to an owner of shares of PREIT, including Crown shareholders who acquire PREIT shares in the merger. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations; nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including, but not limited to, (i) insurance companies, (ii) tax-exempt entities, (iii) financial institutions, (iv) broker-dealers, (v) foreign corporations, (vi) persons who are not citizens or residents of the United States, (vii) trusts, estates, regulated investment companies, other REITs, financial institutions, or S corporations, (viii) persons subject to the alternative minimum tax, (ix) persons holding their shares as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction, (x) persons holding the shares through a partnership or similar pass-through entity, (xi) persons with a "functional currency" other than the U.S. dollar, (xii) U.S. expatriates and (xiii) persons who do not hold the shares as a capital asset) who are subject to special treatment under the federal income tax laws.

        THIS DISCUSSION IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, TAX ADVICE. EACH SHAREHOLDER OF PREIT IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE OWNERSHIP OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of PREIT

        General.    If PREIT qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it currently distributes to shareholders but PREIT's shareholders will generally be taxed on dividends that they receive at ordinary income rates other than dividends designated by PREIT as capital gain dividends or qualified dividend income. This differs from non-REIT C corporations, which generally are subject to federal corporate income taxes but whose stockholders are currently taxed on dividends they receive at capital gains rates. In general, income earned by a REIT and distributed to its shareholders will be subject to less federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to tax at capital gain rates.

        While PREIT is generally not subject to corporate income taxes on income that PREIT distributes currently to shareholders, PREIT will be subject to federal income tax as follows:

        1. PREIT will be taxed at regular corporate rates on any "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

        2. Under some circumstances, PREIT may be subject to the "alternative minimum tax" due to PREIT's items of tax preference and alternative minimum tax adjustments.

        3. If PREIT has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, PREIT will be subject to tax at the highest corporate rate on this income.

        4. PREIT's net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

        5. If PREIT fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains, its qualification as a REIT because other requirements are met, PREIT will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of PREIT's gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of PREIT's gross income exceeds the amount of PREIT's income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect PREIT's profitability.

        6. PREIT will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if PREIT fails to distribute during each calendar year at least the sum of:

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  85% of PREIT's REIT ordinary income for the year,

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  95% of PREIT's REIT capital gain net income for the year, and

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  any undistributed taxable income from prior taxable years.

        7. PREIT will be subject to a 100% penalty tax on amounts received by PREIT (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements among PREIT, its tenants and/or a taxable REIT subsidiary of PREIT, as further described below, are not comparable to similar arrangements among unrelated parties.

        8. If PREIT acquires any assets from a taxable C corporation in a carry-over basis transaction, PREIT could be liable for specified tax liabilities inherited from that C corporation with respect to that corporation's "built-in gain" in its assets. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis at the time PREIT acquired the asset. Applicable Treasury regulations, however, allow PREIT to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a C corporation unless and until PREIT disposes of that built-in gain asset during the 10-year period following its acquisition, at which time PREIT would recognize, and would be subject to tax at the highest regular corporate rate on, the built-in gain.

        If PREIT is subject to taxation on its REIT taxable income or is subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis from a C corporation, some of the dividends PREIT pays to its shareholders during the following year may be subject to tax at the reduced capital gains rates, rather than taxed at ordinary income rates.

        In addition, notwithstanding PREIT's status as a REIT, PREIT may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, each of PREIT's taxable REIT subsidiaries (as further described below) is subject to federal corporate income tax on its net income.

        Requirements for Qualification.    The Internal Revenue Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) that during the last half of each taxable year (other than the first taxable year for which an election to become a REIT is made) not more than 50% in value of the outstanding shares (after taking into account options to acquire shares) of which are owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities); (vii) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year which has not been terminated or revoked; and (viii) that meets certain other tests, described below, regarding the nature of its income and assets. The Internal Revenue Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made. PREIT's trust agreement contains certain restrictions regarding the transfers of its shares and provides certain disclosure requirements for 1% or greater shareholders that are intended to assist PREIT in continuing to satisfy the share ownership requirements described in (v) and (vi) above. These restrictions, however, may not ensure that PREIT will be able to satisfy these share ownership requirements. If PREIT fails to satisfy these ownership requirements, PREIT will fail to qualify as a REIT.

        In addition, PREIT must satisfy all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

        To qualify as a REIT, PREIT cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year.

        A REIT is permitted to have a wholly owned subsidiary (which, if not a "taxable REIT subsidiary," is referred to as a "qualified REIT subsidiary"). A qualified REIT subsidiary is not treated as a separate entity for federal income tax purposes. Rather, all of the assets, liabilities and items of income, deductions and credit of a qualified REIT subsidiary are treated as if they were those of the REIT. A qualified REIT subsidiary is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

        A REIT is also generally permitted to own any percentage of the stock of a "taxable REIT subsidiary", provided that the aggregate value of the REIT's interests in taxable REIT subsidiaries does not exceed 20% of the value of the REIT's gross assets and the aggregate value of the REIT's interests in its taxable REIT subsidiaries and the securities of other issuers does not exceed 25% of the value of the REIT's gross assets. Provided that certain limitations on operating activities are satisfied, an entity that is taxable as a corporation and is wholly or partially owned by a REIT will qualify as a "taxable REIT subsidiary" if both the REIT and the subsidiary so elect. In addition, if one of PREIT's taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value that is taxable as a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of PREIT. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. If dividends are paid by one or more of PREIT's taxable REIT subsidiaries to PREIT, then dividends from PREIT to its shareholders, up to the amount of dividends PREIT received from its taxable REIT subsidiaries, will generally be eligible to be subject to tax at reduced capital gains rates, rather than taxed at ordinary income rates.

        A REIT is deemed to own its proportionate share of the assets of a partnership in which it is a partner and is deemed to receive its proportionate share of the income of the partnership. Thus, PREIT's proportionate share of the assets, liabilities and items of income of PREIT Partnership and each of the real estate partnerships or other pass-through entities in which PREIT Partnership holds an interest (the "Title Holding Partnerships") will be treated as assets, liabilities and items of income of PREIT for purposes of applying the requirements described herein, provided that PREIT Partnership and the Title Holding Partnerships are treated as partnerships for federal income tax purposes.

        Income Tests.    To maintain its qualification as a REIT, a REIT must satisfy two gross income requirements each year. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each year must be derived directly or indirectly from investments in real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the

REIT's gross income (excluding gross income from prohibited transactions) for each year must be derived from the same items that qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

        Rents received by PREIT will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage of percentages of receipts or sales. Second, rents PREIT receives from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

        PREIT does not anticipate receiving rents that fail to meet these conditions in amounts that, together with other types of nonqualifying income earned by PREIT, would cause PREIT to fail to satisfy the gross income tests.

        In addition, for rents received to qualify as "rents from real property," PREIT generally must not furnish or render more than a de minimis amount of services to tenants, other than through an "independent contractor" from whom PREIT derives no revenue or a taxable REIT subsidiary. The "independent contractor" requirement, however, does not apply to the extent the services provided by PREIT are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." If the impermissible tenant service income (which is the greater of the amount actually received from an impermissible service to tenants or 150% of the cost of such service) that PREIT receives with respect to a property exceeds 1% of PREIT's total income from that property, then all of the income from that property will fail to qualify as rents from real property. Although PREIT-RUBIN, which, together with PREIT Services, LLC, comprise PREIT's commercial property development and management business, renders services with respect to rental properties of PREIT Partnership and the Title Holding Partnerships, and PREIT-RUBIN does not constitute an "independent contractor" for this purpose, PREIT believes that the services being provided by PREIT-RUBIN with respect to these properties in past years have been usual or customary and should not otherwise be considered "rendered to the occupant." Moreover, for years beginning after December 31, 2000, PREIT and PREIT- RUBIN have elected for PREIT-RUBIN to be treated as a taxable REIT subsidiary. PREIT believes that the aggregate amount of any nonqualifying income in any taxable year earned by PREIT Partnership and the Title Holding Partnerships has not caused, and will not cause, PREIT to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

        PREIT Partnership owns all of the outstanding shares of PREIT-RUBIN. As a taxable REIT subsidiary, PREIT-RUBIN is taxable as a regular corporation. PREIT-RUBIN performs management, development and leasing services for PREIT Partnership and other real estate owned in whole or in part by third parties. The third-party income earned by and taxed to PREIT-RUBIN would be nonqualifying income if earned directly by PREIT. As a result of the corporate structure, all third-party and other services income will be earned by and taxed to PREIT-RUBIN at applicable federal and state corporate income tax rates and will be received by PREIT only indirectly as dividends, after reduction by these taxes. Such dividends will be qualifying income under the 95% test but will not be qualifying income for purposes of the 75% test.

        If PREIT fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under the Internal Revenue Code. It is not possible, however, to state whether in all circumstances PREIT would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests.

        Asset Tests.    PREIT, at the close of each quarter of its taxable year, must satisfy several tests relating to the nature of its assets: (i) at least 75% of the value of PREIT's total assets must be represented by "real estate assets," cash, cash items and government securities; (ii) not more than 25% of PREIT's total assets may be represented by securities other than those in the 75% asset class; (iii) of the investments included in the 25% asset class (other than shares of a taxable REIT subsidiary or a qualified REIT subsidiary), the value of any one issuer's securities owned by PREIT may not exceed 5% of the value of PREIT's total assets, and PREIT may not own more than 10% of the vote or value of any one issuer's outstanding securities; and (iv) not more than 20% of PREIT's total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        Securities, for purposes of the asset tests, may include debt PREIT holds from other issuers. However, debt PREIT holds in an issuer will not be taken into account for purposes of the 10% value test if the debt securities meet the "straight debt" safe harbor and either (i) the issuer is an individual, (ii) the only securities of the issuer that PREIT holds are straight debt or (iii) if the issuer is a partnership, PREIT holds at least a 20 percent profits interest in the partnership. Debt will meet the "straight debt" safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on profits, the borrower's discretion or similar factors.

        PREIT believes that it has complied, and anticipates that it will continue to comply, with these asset tests. PREIT is deemed to hold directly its proportionate share of all real estate and other assets of PREIT Partnership and all assets deemed owned by PREIT Partnership through its ownership of partnership interests in other partnerships. As a result, PREIT believes that more than 75% of its assets are real estate assets. In addition, PREIT does not plan to hold any securities other than securities in a qualified REIT subsidiary or taxable REIT subsidiary of PREIT representing more than 10% of the vote or value of any one issuer's common stock, or securities of any one issuer the value of which exceeds 5% of the value of PREIT's gross assets. Further, PREIT does not plan to hold securities of taxable REIT subsidiaries that, in the aggregate, exceed 20% of the total value of PREIT's assets. As previously discussed, PREIT is deemed to own its proportionate share of the assets of a partnership in which it is a partner so that the partnership interest, itself, is not a security for purposes of this asset test.

        After initially meeting the asset tests at the close of any quarter, PREIT will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. PREIT intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take any other action within 30 days after the close of any quarter as may be required to cure any noncompliance. No assurance can be given, however, that this other action will always be successful.

        Annual Distribution Requirements.    To qualify as a REIT, PREIT generally must distribute to its shareholders each year at least 90% of its REIT taxable income (computed without the dividends paid deduction and excluding net capital gains) and 90% of PREIT's net income after tax, if any, from foreclosure property, minus the sum of certain items of noncash income. Distributions must generally be made during the taxable year to which they relate. Distributions may be made in the following year in two circumstances. First, if PREIT declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, PREIT will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before PREIT timely files its tax return for the year and if made before the first regular dividend payment made after such declaration. To the extent that PREIT does not distribute all of its net capital gain or distributes at least 90%, but less than 100% of its REIT taxable income, as adjusted, PREIT will be subject to tax on the undistributed amounts at regular corporate tax rates.

        In addition, PREIT may be subject to a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid if PREIT fails to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of PREIT's REIT ordinary income for such year, (2) 95% of PREIT's REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods.

        PREIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, PREIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by PREIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

        PREIT believes that it has made, and expects to continue to make, timely distributions sufficient to satisfy the annual 90% distribution requirement. It is possible, however, that PREIT, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement and to avoid all corporate-level taxes. In that event, PREIT may arrange for short-term, or possibly long-term, borrowing (by itself or by PREIT Partnership) to meet the 90% distribution requirement and avoid the corporate-level taxes.

        Under some circumstances, PREIT may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in PREIT's deduction for dividends paid for the earlier year. Thus, PREIT may be able to avoid being taxed on amounts distributed as deficiency dividends. However, PREIT will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

        Failure to Qualify.    If PREIT fails to qualify for taxation as a REIT in any taxable year, PREIT will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, PREIT also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances PREIT would be entitled to this statutory relief.

        Limitations Applicable to Taxable REIT Subsidiaries.    Certain provisions of the Internal Revenue Code are designed to curtail a REIT's ability to minimize the taxable income of any taxable REIT subsidiary, such as PREIT-RUBIN. A 100% tax will apply to any excessive interest expense or other deductions paid by a taxable REIT subsidiary to the REIT and to any amounts by which the taxable REIT subsidiary undercharges tenants of the REIT. Also, there are limitations on the deductibility of interest by highly leveraged taxable REIT subsidiaries.

Income Taxation of PREIT Partnership, the Title Holding Partnerships and their Partners

        The following discussion summarizes certain federal income tax considerations applicable to PREIT's investment in PREIT Partnership and the Title Holding Partnerships:

        Classification of PREIT Partnership and Title Holding Partnerships as Partnerships.    PREIT will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of PREIT Partnership (including PREIT Partnership's share of the income or losses of the Title Holding Partnerships) only if PREIT Partnership and the Title Holding Partnerships (collectively, the "Partnerships") are classified for federal income tax purposes as partnerships rather than as associations taxable as corporations. The Partnerships have not elected, and do not intend to elect, to be taxable for federal income tax purposes as corporations. Accordingly, under applicable "check-the-box" regulations, they should be classified as partnerships for federal income tax purposes.

        Partnership Allocations.    Although a partnership agreement generally will determine the allocation of income and losses among partners, the allocations will be disregarded for tax purposes under Section 704(b) of the Internal Revenue Code if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder as to substantial economic effect and other requirements.

        If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. PREIT Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

        Tax Allocations With Respect to Contributed Properties.    The properties contributed directly or indirectly to PREIT Partnership have generally been appreciated as of the time of contribution, and it is likely that properties contributed in the future will also be appreciated. Under Section 704(c) of the Internal Revenue Code, items of income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner so that the contributor is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution. The partnership agreements of the Partnerships require allocations of income, gain, loss and deduction attributable to the contributed property to be made in a manner that is consistent with Section 704(c) of the Internal Revenue Code. If the Partnerships sell contributed property at a gain or loss, the gain or loss will be allocated to the contributing partner(s) generally to the extent of the precontribution unrealized gain or loss.

        Depreciation.    The Partnerships' assets other than cash consist largely of appreciated property contributed by its partners. Assets contributed to a partnership in a tax-free transaction carry over their depreciation schedules. Accordingly, PREIT Partnership's depreciation deductions for its real property are based largely on the historic depreciation schedules for the properties. The properties are being depreciated over a range of 15 to 40 years using various methods of depreciation which were determined at the time that each item of depreciable property was placed in service. Any real property purchased by the Partnerships will be depreciated over at least 39 years, except that residential buildings will be depreciated over 27.5 years, and land is nondepreciable. In certain instances where a partnership interest rather than real estate is contributed to the Partnership, the real estate may not carry over its depreciation schedule but rather may, similarly, be subject to the lengthier depreciation period.

        Section 704(c) of the Internal Revenue Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Depreciation with respect to any property purchased by PREIT Partnership subsequent to the admission of its partners, however, will be allocated among the partners in accordance with their respective percentage interests in the Partnerships.

        Sale of Partnership Property.    Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of the gain that is treated as depreciation or cost recovery recapture. However, under the REIT requirements, PREIT's share as a partner of any gain realized by the Partnerships on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. The prohibited transaction income could also have an adverse effect upon PREIT's ability to satisfy the income tests for REIT status. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includable in a property's net sales price. The Partnerships intend to hold properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating and leasing properties and to make occasional sales of the properties as are consistent with PREIT's and PREIT Partnership's investment objectives. No assurance can be given, however, that no property sale by the Partnerships will constitute a sale of inventory or other property held primarily for sale to customers.

Taxation of Shareholders

        Taxation of Taxable Domestic Shareholders.    As long as PREIT qualifies as a REIT, distributions made to PREIT's taxable domestic shareholders (or "U.S. shareholders") out of current or accumulated earnings and profits (and not designated as capital gain dividends or qualified dividend income) will be taken into account by them as ordinary income (at graduated federal income tax rates up to 35%). In determining the extent to which a distribution constitutes a dividend for tax purposes, PREIT's earnings and profits will be allocated first to distributions with respect to its preferred shares and then to its common shares. Corporate shareholders will not be eligible for the dividends-received deduction as to such amounts. Dividends paid by a REIT will generally not constitute qualified dividends that are taxed at the recently reduced federal capital gain tax rates (up to only 15%) that are generally applicable to dividend income earned by individuals from non-REIT C corporations, except to the extent the REIT dividends are attributable to dividend income earned by the REIT or are attributable to other REIT income on which certain income taxes have been paid by the REIT.

        Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted basis of the shareholder's shares. Rather, such distributions will reduce the adjusted basis of such shares. To the extent that distributions exceed the adjusted basis of a U.S. shareholder's shares, the distributions will be taxable as capital gains, assuming the shares are a capital asset in the hands of the U.S. shareholder.

        Distributions will generally be taxable, if at all, in the year of the distribution. However, if PREIT declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, PREIT will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

        PREIT may elect to designate distributions of its net capital gain as "capital gain dividends." Capital gain dividends are taxed to PREIT's U.S. shareholders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the shareholders have held their shares. If PREIT designates any portion of a dividend as a capital gain dividend, the amount that will be taxable to the shareholder as capital gain will be detailed to U.S. shareholders on Internal Revenue Service Form 1099-DIV. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

        Instead of paying capital gain dividends, PREIT may elect to require shareholders to include PREIT's undistributed net capital gains in their income. If PREIT makes such an election, U.S. shareholders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by PREIT on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. shareholder of PREIT's shares will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. PREIT's earnings and profits will be adjusted appropriately.

        PREIT must classify portions of its designated capital gain dividend into the following categories:

  1.
  a 15% gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15%; or

  2.
  an unrecaptured Section 1250 gain distribution, which would be taxable to taxable non-corporate U.S. shareholders at a maximum rate of 25%.

        In addition, a 20% gain distribution, which would be taxable to non-corporate U.S. shareholders of PREIT's shares at a maximum rate of 20%, may be applicable for capital gain dividends attributable to PREIT's capital gains for periods prior to May 6, 2003.

        PREIT must determine the maximum amounts that PREIT may designate as 15%, 20% and 25% capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

        Distributions that are treated as dividends may be taxed at capital gain rates, rather than ordinary income rates, if they are distributed to a non-corporate taxpayer, are designated by PREIT as "qualified dividend income" and certain other requirements are satisfied. Dividends are eligible to be designated by PREIT as qualified dividend income up to an amount equal to the sum of the qualified dividend income received by PREIT during the year of the distribution from C corporations, PREIT's "undistributed" REIT taxable income from the immediately preceding year and PREIT's income attributable to the sale of a built-in-gain asset from the immediately preceding year (reduced by any federal income taxes that PREIT paid with respect to such REIT taxable income and built-in gain.)

        As explained in the preceding paragraph, dividends that PREIT receive that are qualified dividend income to PREIT may increase the amount of dividends that PREIT pays to its shareholders that may be designated as qualified dividend income to its shareholders. Dividends that PREIT receives will be treated as qualified dividend income to PREIT if certain criteria are met. For example, the dividends must be received from a domestic corporation (other than a REIT or a regulated investment company, or "RIC") or a qualifying foreign corporation. A foreign corporation will generally be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States which the Secretary of Treasury determines is satisfactory, or the stock on which the dividend is paid is readily tradable on an established securities market in the United States. However, if a foreign corporation is either a foreign personal holding company, a foreign investment company or a passive foreign investment company, then it will not be treated as a qualifying foreign corporation and the dividends PREIT receives from such an entity would not constitute qualified dividend income to PREIT.

        Furthermore, certain exceptions and special rules apply in order to determine whether dividends may be treated as qualified dividend income to PREIT. These rules include certain holding requirements that PREIT would have to satisfy with respect to the stock on which the dividend is paid, and special rules with regard to the dividends received from RICs and other REITs.

        The amount of PREIT's dividends that PREIT may designate as qualified dividend income to its shareholders also may be increased if PREIT is subject to certain taxes. PREIT may increase the amount of dividends that PREIT designates as qualified dividend income by the excess of the sum of PREIT's "undistributed" REIT taxable income for the prior year, plus the amount of PREIT's built-in gain for the prior year recognized from the transfer of assets that were acquired from a taxable C corporation in a carry-over basis transaction, over any tax payable by PREIT on such REIT taxable income or built-in gain, in the year following the year in which such income is earned.

        In addition, even if PREIT designates certain dividends as qualified dividend income to its shareholders, the shareholder will have to meet certain other requirements in order to treat the dividend as qualified dividend income to the shareholder. For example, the shareholder will only be eligible to treat the dividend as qualifying dividend income if the shareholder is an individual and meets certain holding requirements. In general, in order to treat a particular dividend as qualified dividend income, a shareholder will be required to hold PREIT's shares for more than 60 days during the 120-day period beginning on the date which is 60 days before the date on which such shares become ex-dividend with respect to such dividend. A longer holding period may apply to preferred dividends which are attributable to a period or periods aggregating in excess of 366 days.

        Distributions made by PREIT and gain arising from the sale or exchange by a U.S. shareholder of PREIT's shares will not be treated as passive activity income, and as a result, U.S. shareholders of PREIT's shares generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from PREIT generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder of PREIT's shares may elect to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable gain or income will be taxed at ordinary income tax rates. U.S. shareholders of PREIT's shares may not include in their individual income tax returns any of PREIT's net operating losses or capital losses. PREIT's operating or capital losses would be carried over by PREIT for potential offset against future income, subject to applicable limitations. PREIT will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain.

        In general, a domestic shareholder will realize capital gain or loss on the disposition of shares equal to the difference between (i) the amount of cash and the fair market value of any property received on the disposition and (ii) the shareholder's adjusted basis of the shares. The gain or loss generally will constitute long-term capital gain or loss if the shareholder has held the shares for more than one year. For an individual shareholder, the long-term capital gain will generally be taxable at a maximum rate of 15%. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate shareholders) to a portion of capital gain realized by a non-corporate shareholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Shareholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

        Loss upon a sale or exchange of shares by a shareholder who has held the shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from PREIT required to be treated by the shareholder as long-term capital gain (including both 15%- and 25%-rate gain).

        Taxation of Tax-Exempt Shareholders.    PREIT does not expect that distributions by PREIT to a shareholder that is a tax-exempt entity will constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. However, for a tax-exempt shareholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in PREIT's shares will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt shareholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI as to any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "pension trusts."

        A REIT is a "pension held REIT" if it meets the following two tests:

  1.
  it would not have qualified as a REIT but for Section 856(h)(3) of the Internal Revenue Code, which provides that shares owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

  2.
  either (a) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (b) a group of pension trusts, each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

The percentage of any REIT dividend from a "pension held REIT" that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a "pension held REIT" (for example, if the REIT is able to satisfy the "not closely held requirement" without relying on the "look through" exception with respect to pension trusts. Based on the current estimated ownership of PREIT's common and 11% preferred shares and as a result of certain limitations on transfer and ownership of common and preferred shares contained in PREIT's trust agreement, PREIT does not expect to be classified as a "pension held REIT."

        Taxation of Non-U.S. Shareholders.    The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a limited summary of these rules. Prospective Non-U.S. Shareholders should consult with their own tax advisor to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements. In particular, Non-U.S. Shareholders who are engaged in a trade or business in the United States, and Non-U.S. Shareholders who are individuals and who were present in the United States for 183 days or more during the tax year and have a "tax home" in the United States, may be subject to tax rules different from those described below.

        Distributions that are not attributable to gain from sales or exchanges by PREIT of U.S. real property interests and not designated by PREIT as capital gain dividends or qualified dividend income will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of PREIT. These distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax or the dividends are treated as effectively connected with the conduct by the Non-U.S. Shareholder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate Non-U.S. Shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. PREIT expects to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a Non-U.S. Shareholder unless:

  •
  a lower treaty rate applies and the Non-U.S. Shareholder files an Internal Revenue Service Form W-8BEN with PREIT evidencing eligibility for that reduced rate is filed with PREIT; or

  •
  the Non-U.S. Shareholder files an Internal Revenue Service Form W-8ECI with PREIT claiming that the distribution is effectively connected income.

        Distributions in excess of current and accumulated earnings and profits of PREIT will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of the shares. To the extent that these distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of shares as described below (in which case they also may be subject to a 30% branch profits tax if the shareholder is a foreign corporation). If it cannot be determined at the time a distribution is made whether or not the distribution will be in excess of current or accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of the amounts from the Internal Revenue Service if it is subsequently determined that the distribution was, in fact, in excess of current or accumulated earnings and profits of PREIT.

        PREIT may be required to withhold at least 10% of any distribution in excess of its current and accumulated earnings and profits, even if a lower treaty rate applies or the Non-U.S. Shareholder is not liable for tax on the receipt of that distribution. However, a Non-U.S. Shareholder may seek a refund of these amounts from the Internal Revenue Service if the Non-U.S. Shareholder's U.S. tax liability with respect to the distribution is less than the amount withheld.

        Distributions to a Non-U.S. Shareholder that are designated by PREIT at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

  •
  the investment in the shares is effectively connected with the Non-U.S. Shareholder's trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a shareholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

  •
  the Non-U.S. Shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        PREIT will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to Non-U.S. Shareholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of PREIT's net capital gain for the taxable year of the distribution. The amount withheld is creditable against the Non-U.S. Shareholder's United States federal income tax liability.

        Although the law is not entirely clear on the matter, it appears that amounts of undistributed capital gain that are designated by PREIT as deemed distributions (as discussed under "Taxation of Taxable Domestic Shareholders" above) would be treated with respect to Non-U.S. Shareholders in the manner outlined in the preceding paragraph for actual distributions by PREIT of capital gain dividends. Under that approach, the Non-U.S. Shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by PREIT on the undistributed capital gains (and to receive from the Internal Revenue Service a refund to the extent their proportionate share of the tax paid by PREIT were to exceed their actual United States federal income tax liability).

        Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by PREIT of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the Non-U.S. Shareholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. Shareholders will be taxed on this gain at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a Non-U.S. Shareholder that is a corporation.

        Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally will not be taxed under FIRPTA if PREIT is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its stock was held directly or indirectly by foreign persons. PREIT believes that it is a "domestically controlled REIT," and, therefore, that the sale of its shares will not be subject to taxation under FIRPTA.

        Gain recognized by a Non-U.S. Shareholder upon the sale or exchange of PREIT's shares generally would not be subject to United States taxation unless:

  •
  the investment in PREIT's shares is effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as domestic shareholders with respect to any gain;

  •
  the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

  •
  PREIT's shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

        PREIT believes that, currently, it is a domestically controlled REIT and, therefore, that the sale of its shares would not be subject to taxation under FIRPTA. Because PREIT's shares are publicly traded, however, PREIT cannot guarantee that it is or will continue to be a domestically-controlled REIT.

        Even if PREIT does not qualify as a domestically-controlled REIT at the time a Non-U.S. Shareholder sells PREIT's shares, gain arising from the sale still would not be subject to FIRPTA tax if:

  •
  the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

  •
  the selling Non-U.S. Shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or exchange.

        If the gain on the sale of shares were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the shares would be required to withhold and remit to the Internal Revenue Service 10% of the purchase price.

Backup Withholding Tax and Information Reporting

        In general, information-reporting requirements will apply to payments of dividends on PREIT's shares to some U.S. shareholders, unless an exception applies.

        The payor is required to withhold tax on such payments at the rate of 28% if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect.

        In addition, a payor of the dividends on PREIT's shares is required to withhold tax at a rate of 28% if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

        Some shareholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's United States federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

        The payor will be required to furnish annually to the Internal Revenue Service and to PREIT's shareholders information relating to the amount of dividends paid on PREIT's shares, and that information reporting may also apply to payments of proceeds from the sale of PREIT's shares. Some shareholders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

        With regard to Non-U.S. Shareholders, information reporting generally will apply to payments of dividends on PREIT's shares, and backup withholding described above for a U.S. shareholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of PREIT's shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. shareholders unless the Non-U.S. Shareholder satisfies the requirements necessary to be an exempt Non-U.S. Shareholder or otherwise qualifies for an exemption. The proceeds of a disposition by a Non-U.S. Shareholder of PREIT's shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

        Applicable Treasury regulations provide presumptions regarding the status of a PREIT shareholder when payments to such shareholder cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury regulations varies depending on the shareholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

Sunset of Tax Provisions

        Several of the tax considerations described herein are subject to a sunset provision. The sunset provision generally provides that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include those related to qualified dividend income, the application of the 15% capital gains rate to qualified dividend income and other tax rates described herein. The impact of this reversion is not discussed herein. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in PREIT's shares.

Other Tax Considerations

        PREIT and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of PREIT and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisor regarding the effect of state and local tax laws on an investment in the shares of PREIT.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

        This report contains certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. These forward-looking statements reflect PREIT's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. In particular, PREIT may not be able to consummate the merger. Certain factors that could cause PREIT not to consummate the merger include, without limitation, failure of the requisite number of PREIT and Crown shareholders to approve the merger, the satisfaction of closing conditions applicable to the merger (some of which are beyond PREIT's control), and other economic or business factors. In addition, PREIT's and Crown's businesses are subject to uncertainties regarding the revenues, operating expenses, leasing activities, occupancy rates, and other competitive factors relating to PREIT's and Crown's respective portfolios and changes in local market conditions as well as general economic, financial and political conditions, including the possibility of outbreak or escalation of war or terrorist attacks, any of which may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. PREIT does not intend to and disclaims any duty or obligation to update or revise any forward-looking statements or industry information set forth in this report to reflect new information, future events or otherwise.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

  (c)
  EXHIBITS

Exhibit Number	Description
23.1	Consent of Ernst & Young LLP (Crown)
99.1	Annual Report on Form 10-K of Crown for the fiscal year ended December 31, 2002, File No. 1-12216, as filed by Crown with the SEC on March 31, 2003
99.2	Amendment No. 1 to the Annual Report on Form 10-K/A of Crown for the fiscal year ended December 31, 2002, File No. 1-12216, as filed by Crown with the SEC on April 22, 2003
99.3	Quarterly Report on Form 10-Q of Crown for the quarter ended March 31, 2003, File No. 1-12216, as filed by Crown with the SEC on May 15, 2003
99.4	Report on Form 8-K of Crown, File No. 1-12216, as filed by Crown with the SEC on June 19, 2003
99.5	Quarterly Report on Form 10-Q of Crown for the quarter ended June 30, 2003, File No. 1-12216, as filed by Crown with the SEC on August 14, 2003
99.6	Unaudited Pro Forma Condensed Consolidated Financial Statements of PREIT and the notes thereto

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
Date: August 14, 2003	By:	/s/ JONATHAN B. WELLER Jonathan B. Weller President and Chief Operating Officer

EXHIBIT INDEX

Exhibit Number	Description
23.1	Consent of Ernst & Young LLP (Crown)
99.1	Annual Report on Form 10-K of Crown for the fiscal year ended December 31, 2002, File No. 1-12216, as filed by Crown with the SEC on March 31, 2003
99.2	Amendment No. 1 to the Annual Report on Form 10-K/A of Crown for the fiscal year ended December 31, 2002, File No. 1-12216, as filed by Crown with the SEC on April 22, 2003
99.3	Quarterly Report on Form 10-Q of Crown for the quarter ended March 31, 2003, File No. 1-12216, as filed by Crown with the SEC on May 15, 2003
99.4	Report on Form 8-K of Crown, File No. 1-12216, as filed by Crown with the SEC on June 19, 2003
99.5	Quarterly Report on Form 10-Q of Crown for the quarter ended June 30, 2003, File No. 1-12216, as filed by Crown with the SEC on August 14, 2003
99.6	Unaudited Pro Forma Condensed Consolidated Financial Statements of PREIT and the notes thereto.

QuickLinks

RISKS REGARDING OUR MERGER WITH CROWN AMERICAN REALTY TRUST
FEDERAL INCOME TAX CONSIDERATIONS TO PREIT SHAREHOLDERS
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
SIGNATURES
EXHIBIT INDEX